Exhibit 99.4

March 20, 2012

Boards of Directors

Sound Community MHC

Sound Financial, Inc.

Sound Community Bank

2005 5th Avenue, Suite 200

Seattle, Washington 98121

Re:	Plan of Conversion and Reorganization
Sound Community MHC
Sound Financial, Inc.
Sound Community Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of Sound Community MHC (the “MHC”) and Sound Financial, Inc., the existing mid-tier holding company for Sound Community Bank (the “Bank”), all based in Seattle, Washington.  Pursuant to the Plan, the organization will convert from the partially public mutual holding company form of organization to the fully public stock form of organization.  Sound Community MHC, the mutual holding company parent of Sound Financial, Inc. will be merged into Sound Financial, Inc. and Sound Community MHC will no longer exist.  Sound Financial, Inc., which owns 100% of Sound Community Bank, will be merged into a new Maryland corporation named Sound Financial Bancorp, Inc. (the Company), and Sound Financial, Inc. will cease to exist.  As part of the conversion, the 55.0% ownership interest of Sound Community MHC in Sound Financial, Inc. will be offered for sale in the stock offering.  When the conversion is completed, all of the outstanding common stock of Sound Community Bank will be owned by Sound Financial Bancorp, Inc., and all of the outstanding common stock of Sound Financial Bancorp, Inc. will be owned by public shareholders.

We understand that in accordance with the Plan, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by the Company and the Bank in an aggregate amount equal to: (i) the MHC’s ownership interest in Sound Financial, Inc.’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus; (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of Sound Financial).  Sound Financial Bancorp, Inc. will hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Sound Community Bank after the conversion.  The liquidation accounts are designed to provide payments to depositors of their liquidation interests in the event of liquidation of Sound Community Bank (or the Company and Sound Community Bank).

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

RP Financial, LC.

Boards of Directors

March 20, 2012

In the unlikely event that Sound Financial Bancorp, Inc. and Sound Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the Eligible Account Holder record date and the Supplemental Eligibility Record date of the liquidation account maintained by the Company.  Also, in a complete liquidation of both entities, or of Sound Community Bank when the Company has insufficient assets (other than the stock of Sound Community Bank), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Sound Community Bank has positive net worth, Sound Community Bank shall pay amounts necessary to fund the Company’s remaining obligations under the liquidation account.  The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of Sound Community Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Sound Community Bank liquidation account.

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of Sound Community Bank (or the Company and Sound Community Bank), that liquidation rights in the Company automatically transfer to Sound Community Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of Sound Community Bank, and that after two years from the date of conversion and upon written request of the Federal Reserve Board, the Company will eliminate or transfer the liquidation account and the interests in such account to Sound Community Bank and the liquidation account shall thereupon become the liquidation account of Sound Community Bank and not be subject in any manner or amount to Sound Financial Bancorp creditors, we are of the belief that: the benefit provided by the Sound Community Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above.  We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

RP Financial, LC.